Exhibit 4.30

REPRESENTATIVE SUPPLEMENT NO. 2 dated as of February 21, 2007, to the AMENDED AND RESTATED COLLATERAL TRUST AND INTERCREDITOR AGREEMENT, dated as of May 28, 2003, as amended by the First Amendment to the Amended and Restated Collateral Trust and Intercreditor Agreement dated as of September 22, 2004, as supplemented by Supplement No. 1 to the Amended and Restated Collateral Trust and Intercreditor Agreement dated as of September 27, 2004, by Rite Aid Hdqtrs. Funding, Inc., a Delaware corporation, as amended by the Second Amendment to the Amended and Restated Collateral Trust and Intercreditor Agreement dated as of September 30, 2005, and as amended by the Third Amendment to the Amended and Restated Collateral Trust and Intercreditor Agreement dated as of November 8, 2006 (as may be further amended, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”), among Rite Aid Corporation (“Rite Aid”), certain subsidiaries of Rite Aid (each a “Subsidiary Guarantor”), Wilmington Trust Company, a Delaware banking corporation, as collateral trustee for the holders from time to time of the Second Priority Debt Obligations (the “Second Priority Collateral Trustee”), Citicorp North America, Inc., a Delaware corporation, as collateral processing agent for the Senior Secured Parties under the Senior Loan Documents (the “Senior Collateral Agent”), and The Bank of New York Trust Company, N.A. (as successor to BNY Midwest Trust Company), as trustee under the 9.5% Note Indenture, the 8.125% Note Indenture, and the 7.5% Note Indenture, and each other Second Priority Representative from time to time a party thereto.

A.           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Collateral Trust Agreement, including the Definitions Annex referred to therein.

B.             As a condition to the ability of Rite Aid to issue additional Second Priority Debt and to secure such Class Debt with the Second Priority Lien and to have such Class Debt guaranteed by the Subsidiary Guarantors on a subordinated basis, in each case under and pursuant to the Second Priority Collateral Documents, the Class Representative in respect of such Class Debt is required to become a Representative under, and such Class Debt and the Class Debt Parties in respect thereof are required to become subject to and bound by, the Collateral Trust Agreement. Section 8.12 of the Collateral Trust Agreement provides that such Class Representative may become a Representative under, and such Class Debt and such Class Debt Parties may become subject to and bound by, the Collateral Trust Agreement, pursuant to the execution and delivery by the Class Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.12 thereof. The undersigned Class Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Credit Agreement and the Second Priority Debt Documents.

Accordingly, the Second Priority Collateral Trustee, the Senior Collateral Agent and the New Representative agree as follows:

SECTION 1.             In accordance with Section 8.12 of the Collateral Trust Agreement, the New Representative by its signature below becomes a Representative under, and the related Class Debt and Class Debt Parties become subject to and bound by, the Collateral Trust Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Class Debt Parties, hereby agrees to all the terms and provisions of the Collateral Trust Agreement applicable to it as a Representative and to the Class Debt Parties that it represents. Each reference to a “Representative” or “Second Priority Representative” in the Collateral Trust Agreement shall be deemed to include the New Representative. The Collateral Trust Agreement is hereby incorporated herein by reference.

SECTION 2.             The New Representative represents and warrants to the Second Priority Collateral Trustee, the Senior Collateral Agent and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as trustee, (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Class Debt provide that, upon the New Representatives entry into this Agreement, the Class Debt Parties in respect of such Class Debt will be subject to and bound by the provisions of the Collateral Trust Agreement.

SECTION 3.             This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when each of the Second Priority Collateral Trustee and the Collateral Agent shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4.             Except as expressly supplemented hereby, the Collateral Trust Agreement shall remain in full force and effect.

SECTION 5.         THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.             In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Trust Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.             All communications and notices hereunder shall be in writing and given as provided in Section 8.02 of the Collateral Trust Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8.             Rite Aid agrees to reimburse each of the Second Priority Collateral Trustee and the Senior Collateral Agent for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Second Priority Collateral Trustee and the Senior Collateral Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Representative Supplement to the Amended and Restated Collateral Trust and Intercreditor Agreement as of the day and year first written above.

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee for the holders of 7.5% Senior Secured Notes due 2017

By
Name:
Title: Authorized Signatory

Address for notices:

2 N. LaSalle Street, Suite 1020
Chicago, IL 60602
attention of: Corporation Trust Adm.
Telecopy: (312) 827-8542

Acknowledged by:

WILMINGTON TRUST COMPANY,
as Second Priority Collateral Trustee

By
Name:
Title:

CITICORP NORTH AMERICA, INC.,
as Senior Collateral Agent

By
Name:
Title: